UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 4, 2009

Municipal Mortgage & Equity, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 300, Baltimore, Maryland		21202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On November 4, 2009, MuniMae TEI Holdings, LLC ("TEI Holdings"), a subsidiary of Municipal Mortgage & Equity, LLC (the "Company"), entered into a loan agreement with Compass Bank, pursuant to which Compass Bank made a loan to TEI Holdings in the principal amount of approximately $67.7 million. This new borrowing refinances several financing arrangements which the Company and certain of its subsidiaries had with Compass Bank. The Company and its subsidiaries did not receive any additional proceeds from this loan. The new loan bears an effective rate of interest equal to one-month LIBOR plus 5.0% per annum subject to a floor of 6.0% per annum. The loan matures on November 1, 2011 subject to interim curtailments, including an approximately $25.1 million pay down on November 1, 2010. The loan can be prepaid at any time without premium or penalty. The Company guaranteed the loan and the loan is secured by tax-exempt bonds, taxable bonds and cash. The loan agreement includes typical covenants for a secured financing and also includes minimum liquidity, minimum net worth, minimum assets, maximum leverage and minimum interest income covenants for TEI Holdings. Financial covenants for the Company will be determined once the Company becomes current in its securities filings.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

November 10, 2009	By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: President and CEO